Exhibit 99.1

Contact: Marie Castro (858) 505 -3399

News Release

REMEC Sells Components Business to Spectrum Control

SAN DIEGO, CA — October 18, 2004 — REMEC, Inc. (NASDAQ: REMC) today announced that it has completed the sale of its Components business unit to Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of electronic control products and systems. The Components business unit, located in Palm Bay, Florida, designs and manufacturers high frequency RF components for commercial, military and space applications. Spectrum Control paid $8 million in cash for the assets of the business, including the real property, with the possibility of additional cash payments based upon bookings for the business unit through the end of March 2005.

Thomas Waechter, President and Chief Executive Officer of REMEC, stated: “This transaction strengthens our cash position and continues our strategy of increasing value for REMEC shareholders going forward. The Components business unit and its dedicated people have been important contributors to the REMEC team, and we believe that they will continue to contribute to the business of Spectrum Control.”

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications.

Forward-looking Statements

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.